                                            PricewaterhouseCoopers LLP
                                                 333 Market Street
                                           San Francisco, CA 94105-2119

December 3, 2001

Board of Trustees
American Century Government Income Trust
4500 Main Street
Kansas City, Missouri  64111

Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences to the Short-Term Treasury Fund (the "Fund"), a series of American
Century Government Income Trust (the "Trust"), to Treasury Fund ("Acquiring"), a
series of the Trust, and to the holders of the shares of the Fund, in connection with the proposed transfer of substantially all of the properties of the Fund to
Acquiring in exchange solely for voting shares of Acquiring ("Acquiring
Shares"), followed by the distribution of such Acquiring Shares received by the
Fund in complete liquidation and termination of the Fund (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization included as an exhibit to Form N-14 filed by the Trust (the "Form N-14") with the Securities and
Exchange Commission (the "Agreement").

         For purposes of this opinion, we have examined and rely upon the following: (1)~the Agreement; (2) the Form N-14; and (3) such other documents and instruments as we have deemed necessary or appropriate. We assume that the
Reorganization will be carried out in accordance with the terms of the Agreement and as described in the documents and instruments we have examined.

         This opinion is based upon the assumption by us that the Fund and
Acquiring have and will each separately qualify and be treated as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") for their respective taxable years that include the closing date of the Reorganization. If this assumption is not correct, the
Reorganization may not qualify as a tax-free reorganization and, therefore, our opinion could be altered. For purposes of rendering this opinion, we have not been requested to undertake, nor have we undertaken, any investigation or inquiry as to whether this assumption is and will be correct.

         This opinion is conditioned among other things upon the Reorganization taking place in the manner described in the Agreement and the Form N-14 to which reference is made above.

         Based upon and subject to the foregoing and the conditions below, it is our opinion that, for Federal income tax purposes:

         (1) The transfer to Acquiring of substantially all of the Fund's properties in exchange solely for Acquiring Shares, followed by the distribution of Acquiring Shares received by the Fund in the
         Reorganization and of any money and other property of the Fund to the shareholders of the Fund in complete liquidation and termination of the
         Fund, will constitute a reorganization within the meaning of Section
         368(a)(1) of the Code. The Fund and Acquiring will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) No gain or loss will be recognized by the Fund upon the transfer to
         Acquiring of substantially all of the Fund's properties in exchange solely for Acquiring Shares or upon the distribution of the Acquiring
         Shares received by the Fund in the Reorganization to Fund shareholders in complete liquidation and termination of the Fund.

         (3) Acquiring will recognize no gain or loss upon receiving properties of the Fund in exchange for Acquiring Shares.

         (4) No gain or loss will be recognized by a shareholder of the Fund on the distribution to such shareholder by the Fund of Acquiring Shares received in the Reorganization in exchange for shares of the Fund.

         (5) The basis to Acquiring of the properties of the Fund transferred to
         Acquiring in the Reorganization will be the same as the basis of those properties in the hands of the Fund immediately before the exchange.

         (6) The basis of Acquiring Shares received by a shareholder of the Fund in the Reorganization will be the same in the aggregate as the basis of the Fund shares surrendered by the shareholder in exchange therefor.

         (7) A Fund shareholder's holding period for the Acquiring Shares received by the shareholder in the Reorganization will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such Fund shares as a capital asset on the date of the Reorganization.

         (8) Acquiring's holding periods with respect to the Fund's properties that Acquiring acquires in the Reorganization will include the respective periods for which those properties were held by the Fund
         (except to the extent that an activity or investment of Acquiring has the effect of diminishing or eliminating a holding period with respect to an asset).

         The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of Federal income tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this opinion. This opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.
PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the
Federal income tax laws.

         This opinion does not address any Federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions. This opinion may not be relied upon by any other party to this transaction or in any other transaction without our prior written consent.

         This opinion is based upon the representations made to us and upon the documents, facts, and assumptions that have been included or referenced herein.
In rendering our opinion, we have relied upon such representations, documents and facts as being true, accurate and authentic without independent verification on our part. Our opinion may be altered if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the facts and assumptions set forth herein or the representations made to us are not true and accurate at all relevant times. In the event any one of the facts or assumptions is incorrect, in whole or in part, the conclusions reached in this opinion might be adversely affected.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the
Reorganization.

                                                  Very truly yours,

                                                  /s/PricewaterhouseCoopers LLP
                                                  PricewaterhouseCoopers LLP